AMENDMENT NO. 2 TO BONUS RIGHTS AGREEMENT

Amendment No. 2, dated as of December 5, 2011 (this “Amendment”), to the Bonus Rights Agreement, dated as of November 20, 2001, as amended by Amendment No.1 on February 27, 2003 (the “Rights Agreement”), between Orckit Communications Ltd., an Israeli corporation (the “Company”), and American Stock Transfer & Trust Company, LLC as Rights Agent (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement to extend the term of the Rights Agreement by three years; and

WHEREAS, the Audit Committee of the Board of Directors and the Board of Directors of the Company have approved this Amendment;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

1.	The reference in Section 7(a) of the Rights Agreement to "December 31, 2011" shall be replaced with "December 31, 2014".

                  2. All references to "December 31, 2011" in Exhibit A (Form of Bonus Right Certificate) and Exhibit B (Summary of Bonus Rights To Purchase Ordinary Shares of Orckit Communications Ltd.) to the Rights Agreement are amended to replace each such reference with "December 31, 2014".

                  3. For the avoidance of doubt, all references in the Rights Agreement and its exhibits to the Company's Ordinary Shares shall refer to the Ordinary Shares, no par value, of the Company, and all references therein to the Purchase Price or the Redemption Price shall be read as appropriately adjusted to reflect any stock split or combination, stock dividend or similar transaction occurring after November 20, 2001.

                  4. This Amendment shall be effective as of December 31, 2011 and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                  5. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument.

[SIGNATURE PAGE FOLLOWS]

- -

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

ORCKIT COMMUNICATIONS LTD.

By: /s/ Izhak Tamir____________________
Name: Izhak Tamir
Title:  President

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By: /s/ Paula Caroppoli
Name: Paula Caroppoli
Title: Senior Vice President